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EMPLOYMENT AND NON-COMPETITION AGREEMENT

    THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Agreement") is entered into and effective as of October 31, 2000 (the "Effective Date") between Sunhawk.com Corporation, a corporation formed under the laws of the State of Washington ("Sunhawk," the "Company" or a "Party") and Julian Searle, a resident of the United Kingdom, (the "Employee" or a "Party") (collectively, the "Parties").

RECITALS

    WHEREAS, the Company desires to employ Julian Searle as the Technology Executive of the Copyright Control Services division of the Company; and

    WHEREAS, Julian Searle desires to be employed by the Company as the Technology Executive of the Copyright Control Services division of the Company.

AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

    1.  Employment.  Subject to the terms and conditions of this Agreement, the Company agrees to appoint and employ the Employee as the Technology Executive of the Copyright Control Services division of the Company and the Employee accepts employment effective as of the Effective Date of this Agreement upon the following terms and conditions:

    2.  Term.  Employment under this Agreement shall be for a period of three (3) years commencing on the Effective Date of this Agreement and terminating on the earlier occurrence of the following:

  (a)
  The third anniversary of the Effective Date;

  (b)
  The Employee's death;

  (c)
  At the option of the Company, upon thirty (30) days prior written notice to the Employee in the event of the inability of the Employee to perform his duties hereunder by reason of injury or illness incapacitating the Employee for a continuous period exceeding one hundred twenty (120) days; or

  (d)
  Upon the termination of the Employee's employment accordance with Section 8, below.

    At the expiration of the initial term of this Agreement, any employment relationship between the Company and the Employee shall be "at will."

    3.  Personnel Policies.  The Company has implemented and adopted a Selected Policies and Procedures Manual that contains general policies regarding attendance, work rules and regulations. The Employee acknowledges that he has received a copy of the Selected Policies and Procedures Manual and agrees to follow all rules therein pertaining to the Employee's employment. However, the Company may modify the Selected Policies and Procedures Manual at any time without notice and anything contained in the manual, or any modification to the manual, shall not constitute a modification of this Agreement. In the event of a conflict between this Agreement and the Selected Policies and Procedures Manual, this Agreement controls.

    4.  Duties and Extent of Services.  In regard to the Employee's duties and services, the Company and the Employee agree as follows:

    4.1  Principal Duties.  The Employee's principal duties under this Agreement shall be to act as Technology Executive of Copyright Control Services, a division of the Company, and to perform the upper level managerial duties associated with that position and more completely described in Exhibit A, attached hereto and incorporated by reference (the "Job Description"). The Employee shall report to the Company's most senior operating officer.

    4.2  Time Commitment.  The Employee will devote substantially his entire time and attention to the business of managing, building and growing the Copyright Control Services division of the Company, and shall not, during such employment, engage in any other business activity which interferes with the Employee's duties and responsibilities under this Agreement. The Employee shall not directly or indirectly engage or participate in any activities at any time during the term of this Agreement that conflict with the best interests of the Company.

    4.3  Relocation.  The Employee agrees that the Company has full right and authority to relocate the Employee. The Company shall make best efforts to accommodate the Employee in connection with the location of the relocation. The Company shall pay on behalf of, or reimburse to the Employee certain expenses associated with a relocation required by the Company.

    5.  Compensation.  In addition to other benefits referred to herein, the Company shall pay the Employee for all services rendered by the Employee under this Agreement a salary equal to the 125,000 USD per year if he resides in the United States or to the Pound Sterling equivalent of 125,000 USD exchanged at the market rate as of the day of execution of this Agreement; currently Eighty-Six Thousand Two Hundred Twenty Five pounds sterling (£ 86,225) per year if he resides outside of the United States. The Employee's salary shall be subject to annual review by a compensation committee. Unless changed by agreement of the Parties, the annual salary to the Employee shall remain the same as provided herein.

    6.  Additional Benefits.  The Company agrees that at all times during the Employee's employment to provide and maintain for the Employee, and that the Employee shall be entitled to participate in benefit programs consistent with the Company's policies. To the extent that it has the right to do so with its other salaried the Employees, the Company reserves the right to modify, suspend or discontinue any or all of such benefits at any time.

    6.1  Stock Options.  The Company, upon achieving certain market capitalization goals within certain time periods, shall issue to the Employee options, substantially in the form of Exhibit B, to purchase the Company's Common Stock, as follows:

	Upon Sunhawk Reaching a Market Capitalization(1) Of:
	$100,000,000 Within 12 Mos. of Consummation(2)	$125,000,000 Within 18 Mos. of Consummation	$150,000,000 Within 24 Mos. of Consummation
Number of Options Entitled To	50,000	50,000	50,000
(1)
"Market Capitalization" shall mean the average, over a thirty-day period, of the number of fully diluted shares outstanding of the Company multiplied by the mean market price of the Company for that same period.

(2)
"Consummation" shall mean consummation of that certain Share Exchange Agreement dated August 1, 2000, by and between the Company and Copyright Control Services, and the shareholders of Copyright Control Services.

    The purchase price to be paid for such shares of Common Stock upon exercise of such options shall be the Average Market Price(3) per share of the Company's Common Stock on the day that (a) the Company's Market Capitalization reaches $100,000,000, for the first tranche of 50,000 options; (b) the Company's Market Capitalization reaches $125,000,000, for the second tranche of 50,000 options; and (c) the Company's Market Capitalization reaches 150,000,000, for the third tranche of 50,000 options, as reflected in the chart in this Section 6.1. The options shall vest in accordance with

(3)
"Average Market Price" shall mean the mean market price at which the Company's common stock has traded for the same thirty-day period in which the "Market Capitalization" was determined.

  the Company's 1996 Employee Stock Option Plan. The Employee acknowledges that he has received and reviewed a copy of the Company's 1996 Employee Stock Option Plan.

    6.2  Expenses.  The Company will reimburse for, or pay for, the Employee, in accordance with the Company's travel and expense policy, all reasonable and necessary business related expenses incurred by him in carrying out his duties and responsibilities included in this Agreement. The Employee shall present to the Company from time to time an itemized account of such expenses in such form as may be required by the Company. The Company will reimburse such expenses within 30 days of presentation.

    6.3  Vacation.  The Employee shall be entitled to vacation time as prescribed and required by the laws of the United Kingdom or as otherwise consistent with Sunhawk employment policies.

    7.  Noncompetition/Nondisclosure.  As a condition of employment with the Company and in consideration of continuing employment, the compensation of the Employee during the term of this Agreement, the use and enjoyment by the Employee of facilities and equipment, the ongoing disclosure to the Employee of confidential and proprietary information, the opportunity for the Employee to serve customers of the Company, and the mutual covenants contained herein, the Company and the Employee recognize and agree as follows:

    7.1  Confidential Information.  The Employee recognizes and acknowledges that during the course of his employment hereunder, he will have access to certain information not generally known to the public, relating to products, sales, services or business of the Company, which may include without limitation data, programs, customer or contact lists, contact with customers, acquisition of information as to the nature and character of the business and the names and requirements of the customers, prospects or projections, techniques, processes, research, work in process, intellectual property, including but not limited to any patents, trademarks, service marks, copyrights, ideas, creations, and properties invented, created, written, developed, furnished, produced, or disclosed by the Employee, in the course of rendering services to the Company.

    7.2  Possession.  The Employee agrees that upon request by the Company or upon termination of employment, except for items in the public domain or items obtained by the Employee from third parties not affiliated with the Company, the Employee shall turn over all documents, notes, papers, data, files, customer lists, office supplies or other materials or work product in the Employee's possession or under his control which were created pursuant to, or connected with, or derived from the Employee's employment with the Company, or which are related in any manner to business activities of the Company, whether or not such materials are at the date of this Agreement in the Employee's possession.

    7.3  Non-Disclosure of Confidential Information.  The Employee agrees that for and during the entire time he is employed by the Company any Confidential Information shall be considered and kept as private and privileged records of and will not be divulged to any person or entity. Further, upon termination of this Agreement for any reason, the Employee agrees that during the term of the Sunset Period, as defined below, he will continue to treat as private and privileged any Confidential Information and will not release any such Confidential Information to any person or entity, either by statement, deposition, or as a witness, except upon the issuance of a proper subpoena from a court of competent jurisdiction, and shall be entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information. The Employee hereby agrees to notify the Company of any requests for such information, whether by subpoena or otherwise.

    7.4  Non-Competition Agreement.  The Employee hereby agrees that during the term of employment with the Company and during the term of the Sunset Period, the Employee shall not, directly or indirectly, provide any competitor or potential competitor of the Company or any person or entity doing or planning to do business in the same business as the Company with any information relating in any way to Confidential Information. During the term of this Agreement and during the term of the Sunset Period, the Employee agrees that he shall not, whether as an employee, agent, proprietor, partner, officer, director, member, shareholder, independent contractor, or in any other capacity whatsoever, and in any fashion in which he is beneficially interested, render any services or engage in any activities in the business of digital rights distribution, management, digital copyright control or anti-pirate activities or in any business then competitive with the Company or any of its affiliated companies. The period or time during which the Employee is prohibited from engaging in certain activities pursuant to the terms of this section shall be extended by the length of time during which the Employee is in breach of the terms of this section.

    7.5  "Sunset Period."  In the case of termination of the Employees employment under the terms of Section 8.2 or Section 8.3 of this Agreement, or in the case of termination of this Agreement in accordance with Section 2(a) or Section 2(c) of this Agreement, "Sunset Period" shall mean that period ending the day of the fifth anniversary of the Effective Date. In all other cases, "Sunset Period" shall mean a period in perpetuity.

    7.6  Covenant Not to Solicit Customers.  The Employee further recognizes and acknowledges that because the goodwill of business is a valuable asset, and because the solicitation of customers by the Employee after the Employee has ceased to be employed by or associated with the Company will cause irreparable harm to the goodwill of the Company. That Company would not offer employment to the Employee unless the Employee assures that such solicitation would not occur. The Employee therefore agrees and covenants that during the Employee's employment by the Company and for a period of thirty-six (36) months after termination of such employment for any reason, the Employee shall not solicit any customers or potential customers of the Company.

    7.7  Liquidated Damages.  Because of the difficulty in determining the magnitude of damages or potential damages to the Company in the event of solicitation of an existing customer, or competition in violation of this Agreement, the Employee will pay to the Company liquidated damages equal to the gross income the Employee derives in noncompliance with this noncompetition provision. Such liquidated damages shall be due immediately upon the rendering of the prohibited activity or services and shall bear interest at the rate of twelve percent (12%) per annum thereafter.

    7.8  Reasonableness of Restrictions.  The Company and the Employee agree and stipulate that the agreements and covenants contained in this Agreement, including the covenant not to divulge Confidential Information, is fair and reasonable for the protection of Confidential Information, goodwill and other protectable interests in light of all the facts and circumstances of the relationship between the Employee and the Company.

    7.9  Reasonable Livelihood.  The Employee further acknowledges, agrees and stipulates that, in the event of the termination of employment with the Company the Employee's experience and capabilities are such that the Employee can obtain employment in business activities which are of a different and non-competing nature with his activities as an employee of the Company and that the enforcement of a remedy hereunder by way of injunction shall not prevent the Employee from earning a reasonable livelihood.

    7.10  Injunctive Relief.  The Employee acknowledges that disclosure of any Confidential Information or breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to the Company its customers of which injury would be inadequately compensated in monetary damages. Accordingly, in addition to and not in limitation of any other legal remedies that may be available, the Company may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement, or covenant of this Agreement. The Employee further acknowledges, agrees and stipulates that the covenants and agreements contained herein are necessary for the protection of legitimate business interests and are reasonable in scope and content. Any breach by the Employee of this Agreement (specifically including the covenant not to compete) may cause irreparable injury to the Company. Upon breach or threatened breach, the Company may obtain temporary restraining orders, injunctions, or other equitable relief from a court in addition to, and not in lieu of, damages and any other available remedy.

    8.  Termination.  The Company and the Employee agree that termination of their employment relationship shall be effected as follows:

    8.1  Termination by the Company for Cause.  Without limiting in any way other provisions of this Agreement, the Employee may be terminated for cause upon ten (10) days prior written notice. In such event, the Employee shall be entitled to compensation only to the date of such termination. For purposes of this Agreement, "cause" is defined as:

  (a)
  Commission by the Employee of any crime involving moral turpitude;

  (b)
  Fraud, embezzlement or conversion of property;

  (c)
  The Employee's sexual harassment of any employee of the Company or any of its affiliated companies;

  (d)
  Engaging in competition during the period of the Employee's employment with the Company;

  (e)
  Failing to materially perform the specific terms of this Agreement;

  (f)
  Divulging trade secrets or other breach of confidentiality;

  (g)
  Committing an act of violent or aggressive behavior while otherwise acting as an agent of the Company.

    In the event the Company terminates the Employee's employment for Cause as provided for in this Agreement, and the Employee disagrees with the determination that cause for termination exists, then the Employee and the Company agree to seek a fair and prompt negotiated resolution. However, if this is not successful, the dispute shall be resolved by binding arbitration in accordance with arbitration procedures agreed to by the Employee and if they are unable to agree, by a United States court in King County, Washington.

    8.2  Termination by the Employee for Cause.  In the event that the Company defaults in any of its obligations to the Employee under this Agreement, and fails to cure such default within ten (10) days after receiving written notice thereof, the Employee may terminate employment and seek any relief which may be available to the Employee at law or in equity, including damages and/or injunctive relief as a result of such breach. The Employee agrees that the maximum amount payable by the Company to the Employee under this Section shall be limited to a sum equal to eighteen months of the Employee's salary.

    8.3  Termination by the Company Without Cause.  If the Company discharges the Employee for any reason other than as set forth in Section 8.1, above, it shall pay the Employee a sum equal to eighteen months of the Employee's salary and the Employee's right to receive options for the purchase of the Company's stock, as describe Section 6.1, above, shall survive his termination.

    8.4  Termination by the Employee Without Cause.  If the Employee terminates employment for any reason or under any circumstance other than those outlined in Section 8.2 above, the Employee shall be entitled to compensation only to the date of such termination, and all options (and underlying Common Stock) which have been granted under the provisions of Section 6.1, above, subject to any restrictions imposed by any relevant option agreement and the 1996 Stock Option Plan. Any other securities, and Common Stock received by the Employee shall revert to, and be returned to, the Company. The Employee agrees to take any and all actions necessary to cause the return of the foregoing securities and certificates to the Company.

    9.  Miscellaneous.  The Company and the Employee agree that the miscellaneous provisions of this Agreement shall be effected as follows:

    9.1  Arbitration.  Any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three. The place of arbitration shall be Seattle, USA. Additionally the non-prevailing party or parties shall pay the prevailing party's arbitration costs and reasonable attorneys' fees.

    9.2  Assignment.  This Agreement shall not be assignable by the Employee.

    9.3  Amendment and/or Modification.  Neither this Agreement, nor any term or provision hereof, may be changed, waived, discharged, amended, modified or terminated orally, or in any manner other than by an instrument in writing signed by the Parties hereto.

    9.4  Binding Effect.  Subject to the restrictions on assignment described above, this Agreement shall be binding upon and inure to the benefit of the respective parties, their successors and assigns and the Employee's heirs and personal representative.

    9.5  Entire Agreement.  This Agreement, including Exhibits contains the entire agreement and understanding of the Parties with respect to the entire subject matter hereof, and there are no representations, inducements, promises or agreements, oral or otherwise, not embodied herein. Any and all prior discussions, negotiations, commitments and understandings relating to the subject matter herein are merged herein. There are no conditions precedent to the effectiveness of this Agreement other than as stated herein.

    9.6  Governing Law, Jurisdiction, Venue.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington, regardless of the fact that the Employee is not a resident of the State of Washington or the United States. The Parties to this Agreement agree that any action on this Agreement shall be brought in a court of competent jurisdiction located in King County, Washington.

    9.7  Interpretation and Fair Construction of Contract.  This Agreement has been reviewed and approved by each of the Parties. Both the Company and the Employee have received independent legal advice in connection with the negotiation, execution and performance of their respective obligations under this Agreement. In the event a court of competent jurisdiction determines that any provision of this Agreement is ambiguous, the language in all parts of this Agreement shall be construed as a whole according to its fair meaning and not strictly construed for nor against either Party.

    9.8  Notices.  To be effective, any notice hereunder shall be in writing, delivered in person or mailed by certified or registered mail, postage prepaid, to the appropriate Party or Parties at the addresses set forth below their signature hereto, or to such other address as the Parties may hereinafter designate.

    9.9  Section Headings.  The section headings are for convenience only and in no way define, limit, extend or interpret the scope of this Agreement or of any particular paragraph hereof.

    9.10  Validly.  If any term of this Agreement shall be determined by United States court to be invalid, legal, or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in any way, be affected thereby.

    9.11  Variations in Pronouns.  Pronouns include the masculine, feminine, neuter, singular and plural as the identification of persons, places or entities and the context may require.

    9.12  Waiver or Breach.  Either Party's failure to insist upon strict performance of any of the covenants and agreements herein contained, or to exercise any option or right herein conferred, in any one or more instances, shall not be construed to be a waiver or relinquishment of any such option or right, or of any other covenants or agreements, but the same shall be and remain in full force and effect.

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE EMPLOYEE:
By:	/s/ JULIAN SEARLE Julian Searle
3 Swaledale Gardens Ancells Farm Fleet Hamshire, U.K. GU13 8TE
SUNHAWK.COM CORPORATION:
By:	/s/ MARLIN ELLER
Its:	CEO
223 Taylor Avenue North, Suite 200 Seattle, WA 98109

EXHIBIT A

"Job Description"

Job Title

    Technology Executive

Department

    Software Development / Technology

Reports To

    A Senior Operating Officer

Positions Status

    Full-time, Exempt (Salaried)

Position Summary

    The Technology Executive is responsible for taking a hands on approach to planning and directing the activities of assigned technical staff such as ensuring the effective, efficient and secure operation of research and development, project engineering, and testing activities. The Technology Executive must determine the best allocation of resources in support of the company's technology initiatives while focusing on profitability.

Essential Functions and Responsibilities

  •
  Provide leadership to technical staff in the development and deployment of technical products, systems, and services that meet the needs of the market place and support the success of the company's business model.

  •
  Develop a strong team by partnering with the Human Resources Manager to effectively hire new staff; mentor staff assigned to projects; and monitor and measure staff productivity for results by conducting reviews with employees on a regular basis.

  •
  Establish effective systems and processes in order to track overall resource allocation, budgets, scheduling, testing, product documentation, and release plans of new and key technologies.

  •
  Provide written reports to management on a regular basis.

  •
  Participate in customer interface as needed to assess market needs.

  •
  Contribute to the success of Sunhawk.com's Business Plan through leadership of identified areas and by prioritizing and executing projects with successful outcomes.

  •
  Stay abreast of technological trends and developments in E-commerce, Digital Rights Protection, and Anti-Piracy technology.

  •
  Provide a leadership example to all Sunhawk.com staff.

Other Job Functions:

    Perform other duties as assigned.

Supervision

    Manages assigned technical staff.

EXHIBIT B

"Form of Option Agreement"

THESE OPTIONS AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AD ARE BEING OFFERED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE ACT AND CERTAIN EXEMPTIONS UNDER STATE SECURITIES LAWS.

INCENTIVE STOCK OPTION AGREEMENT UNDER
THE 1996 STOCK OPTION PLAN
OF
SUNHAWK CORPORATION

          , 2000

TO:

    We are pleased to inform you that you have been selected by the Board of Directors of Sunhawk Corporation (the "Company") to receive an option to purchase the number of shares of the Company's Common Stock set forth below. This option is granted pursuant to the Company's 1996 Stock Option Plan (the "Plan"), a copy of which is attached hereto and the terms of which are incorporated by this reference, and is subject to the Right of First Refusal Agreement (the "RFR Agreement"), a copy of which is attached hereto and the terms of which are incorporated herein by this reference. All terms defined in the Plan and used herein have the meaning provided in the Plan.

    For a detailed explanation of the option you have been granted, you are referred to the Plan and RFR Agreement. The terms of your option, in addition to those terms set forth in the Plan and RFR Agreement, are as follows:

    1.  Number of Shares.  You may purchase up to      shares of the Company's Common Stock pursuant to this option.

    2.  Exercise Price.  $      per share.

    3.  Date Option Granted.              , 2000.

    4.  Term of This Option.  Unless sooner terminated, this option must be exercised on or before ten years from date of grant, provided that this option must be exercised on or before five years from the date of grant for individuals who at the date of grant own shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. This option is exercisable in accordance with its terms until it is terminated or expires.

    5.  Base Date.              , 2000.

    6.  Vesting.  The option shall vest and be exercisable according to the following schedule:

Months of Continuous Employment, from Base Date	Portion of Total Option That is Exercisable
Less than 24 Months	None
24 Months or More	25%
30 Months or More	37.5%
36 Months or More	50%
42 Months or More	62.5%
48 Months or More	75%
54 Months or More	87.5%
60 Months or More	100%

    7.  Termination of Option.  A number of events, such as your retirement, death, or termination of employment, can cause the termination of the option. The provisions of the Plan concerning termination of the option are set forth in detail in Section 5.5 of the Plan.

    8.  Right of First Refusal Agreement.  By accepting this option, you agree to sign a Right of First Refusal Agreement, substantially as attached hereto, covering all shares acquired by any exercise of this option. The Right of First Refusal Agreement grants the Company a right of first refusal on any sales or other transfer by you of such shares.

    9.  Option Not Transferable.  This option cannot be transferred except by will or the applicable laws of descent and distribution.

    10.  Investment Purchase; Restrictions.  Shares purchase through exercise of this option must be acquired solely for investment. This and other restrictions related to federal and state securities laws are described in Section 7 of the Plan. A number of the conditions to the Company's obligation to permit exercise of this option are set forth in Section 7 of the Plan.

    11.  Incentive Stock Option.  This option is intended to be an "Incentive Stock Option," as that term is defined in Section 422 of the Internal Revenue Code, as amended. The time at which you exercise this option or dispose of any shares thus acquired may affect significantly your resultant tax burden. Your are counseled to seek tax advice in this regard.

    Please sign the attached letter indicating whether you choose to accept or decline this option upon the terms set forth in the Plan and above, and return the signed letter to the Company.

Very truly yours,
SUNHAWK CORPORATION
By:	Marlin J. Eller Its President

ELECTION TO ACCEPT OR DECLINE STOCK OPTION

    I      X      ACCEPT            DECLINE the stock option granted to me pursuant to the 1996 Stock Option Plan of Sunhawk Corporation, (the "Plan") as set forth in the foregoing letter agreement to me, and I hereby agree to the terms and conditions of the Plan and the Right of First Refusal Agreement, copies of which are attached hereto and made a part hereof. If I accept the grant of the option, I acknowledge that I have received and understood, and agree to, the terms of that letter agreement, the Plan and the Right of First Refusal Agreement.

    DATED: October 26, 2000

/s/ JULIAN SEARLE (Signature)
JULIAN SEARLE (Printed Name)

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EMPLOYMENT AND NON-COMPETITION AGREEMENT
RECITALS
AGREEMENT
ELECTION TO ACCEPT OR DECLINE STOCK OPTION